Exhibit (g)(18)

AMENDMENT

to

CUSTODIAN AND TRANSFER AGENT AGREEMENT

Between

CAPITOL SERIES TRUST

And

BROWN BROTHERS HARRIMAN & CO.

This amendment (the “Amendment”) revises the appendix labeled “Schedule: List of Portfolios” to the Custodian and Transfer Agent Agreement, dated December 9, 2021, between Capitol Series Trust (The “Trust”), a business trust formed under the laws of the State of Ohio, and Brown Brothers Harriman & Co. (“BBH”), a limited partnership formed under the laws of the State of New York, on behalf of the Fairlead Tactical Sector ETF (the “Funds”).

The Parties agree to amend the to the Custodian and Transfer Agent Agreement as referenced below. No other provisions of the Custodian and Transfer Agent Agreement shall be modified, except as stated herein.

SCHEDULE: LIST OF PORTFOLIOS

Clockwise Capital Innovation ETF	25,000 Creation Unit Shares

Fairlead Tactical Sector ETF	10,000 Creation Unit Shares

Except as set forth is this Amendment, the Custodian and Transfer Agent Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of March 1, 2022.

Capitol Series Trust		Brown Brothers Harriman & Co.

By:	/s/ Matthew J. Miller	By:	/s/ Hugh Bolton
Name:	Matthew J. Miller	Name:	Hugh Bolton
Title:	President	Title:	Managing Director